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                                                                      EXHIBIT 12



                NORTH SHORE GAS COMPANY AND SUBSIDIARY COMPANIES

        STATEMENT RE:  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in Thousands)





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

                                                                  Fiscal years ended September 30,
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                                                  1995           1994           1993           1992           1991
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
Net Income Before Preferred
     Stock Dividends                            $ 9,048        $10,378        $ 8,973        $12,527        $ 6,603

Add  - Income Taxes                               4,859          5,087          4,788          7,257          3,604
       Fixed Charges (see below)                  7,196          6,648          7,198          6,175          6,283
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Earnings                                        $21,103        $22,113        $20,959        $25,959        $16,490
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Fixed Charges:
     Interest on Long-Term Debt                 $ 5,788        $ 6,205        $ 6,606        $ 5,435        $ 5,482
     Interest on Interim Loans                      110            136            291            197            232
     Other Interest                               1,181            186            189            478            506
     Amortization of Debt Discount
         and Expense                                117            121            112             65             63
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             Total Fixed Charges                $ 7,196        $ 6,648        $ 7,198        $ 6,175        $ 6,283
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Ratio of Earnings to Fixed Charges                 2.93           3.33           2.91           4.20           2.62
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